Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          HILLENBRAND INDUSTRIES, INC.
             (Exact name of Registrant as specified in its charter)

               Indiana                                    35-1160484
    (State or other jurisdiction of                  (I.R.S. Employer
     incorporation or organization)                   Identification No.)

        700 State Route 46 East                            47006
         Batesville, Indiana                             (Zip Code)
(Address of Principal Executive Offices)

               HILLENBRAND INDUSTRIES, INC. 1996 STOCK OPTION PLAN
                              (Full title of plan)

                               Mark R. Lindenmeyer
                                 General Counsel
                          Hillenbrand Industries, Inc.
                             700 State Route 46 East
                            Batesville, Indiana 47006
                     (Name and address of agent for service)
Telephone number, including area code, of agent for service:       812-934-7000

                         CALCULATION OF REGISTRATION FEE
================================================================================

                                      Proposed       Proposed
   Title of                            Maximum        maximum        Amount
  securities          Amount          offering       aggregate         of
     to be             to be          price per      offering     registration
  registered        registered        share (1)      price (1)         fee
Common Stock,      3,000,000 (2)      $61.125     $183,375,000     $54,095.63
without par
value per share
================================================================================

(1) Estimated solely to determine the registration fee and based on the average of the high and low sales prices per share of Common Stock of Hillenbrand Industries, Inc. as reported on the New York Stock Exchange on April 3, 1998, pursuant to Rule 457(c) and (h).

(2) Any additional shares of Common Stock to be issued as a result of stock dividends, stock splits, or similar transactions shall be covered by this Registration Statement as provided in Rule 416.

                                     PART I
                           INFORMATION REQUIRED IN THE
                            SECTION 10(a) PROSPECTUS

         Document(s) containing information specified by Part I of the form of Registration Statement on Form S-8, promulgated under the Securities Act of 1933, as amended (the "1933 Act"), will be sent or given to participants in the Hillenbrand Industries, Inc. 1996 Stock Option Plan (the "Plan") as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the 1933 Act. Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Form S-8 Registration Statement (the "Registration Statement") pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

         The following documents are hereby incorporated by reference into this Registration Statement:

     (1) The Annual Report on Form 10-K of Hillenbrand Industries, Inc. (the "Registrant") for the fiscal year ended November 29, 1997.

         (2) All other reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") by the Registrant since November 29, 1997; and

         (3) The description of the capital stock of the Registrant contained in the Registrant's Registration Statement on Form 8A dated May 17, 1971, and all amendments or reports filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the 1934 Act prior to the filing of a post-effective amendment that indicates that all shares offered hereby have been sold or that deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date they are filed.

Item 4.           Description of Securities.

         Not applicable.

Item 5.           Interests of Named Experts and Counsel.

         Not applicable.

Item 6.           Indemnification of Directors and Officers.

         Chapter 37 of the Indiana Business Corporation Law authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith, the action taken was not against the interests of the corporation, and the action was lawful or there was no reason or cause to be believe the action was unlawful. Chapter 37 also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful on the merits or otherwise, in the defense of any such proceeding, against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding.

         Section 8.6 of the Restated Articles of Incorporation of the Registrant provides for indemnification of officers and directors against all liability and reasonable expenses incurred by such person on account of or arising out of that person's relationship to the Registrant, provided that the party to be indemnified satisfies the requirements of Chapter 37 of the Indiana Business Corporation Law.

         Chapter 37 states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under, among other things, any other agreement. The Registrant entered into indemnification agreements with its directors which are broader than the mandatory indemnification provisions of Chapter 37. Generally, the indemnification agreements obligate the Registrant to indemnify each director to the full extent permitted by the laws of the State of Indiana. Indemnification is required against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees, actually and necessarily incurred in connection with the defense or settlement of a claim, made against the director by reason of his or her service in such role for the Registrant. Indemnification is made if the director acted in good faith and not in reckless disregard of the welfare of the Registrant, and in the best interests of the Registrant. Indemnification is not available where a court judgment or other final adjudication adverse to the director establishes that the acts of the director were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained a financial profit or other advantage to which he or she was not legally entitled.

         Officers and directors of the Registrant are presently covered by insurance which (with certain exceptions and certain limitations) indemnifies them against any losses or liabilities arising from any alleged 'wrongful act', including breach of duty, neglect, error, misstatement, misleading statements, omissions or other acts done or wrongfully attempted.

Item 7.           Exemption from Registration Claimed.

         Not Applicable.

Item 8.           Exhibits.

         The exhibits furnished with the Registration Statement are listed on page E-1.

Item 9.           Undertakings.

         (a) The undersigned Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses
(a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement; (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Batesville, and the State of Indiana, on this 7th day of April, 1998.

                                          HILLENBRAND INDUSTRIES, INC.


                                            By:   /s/ Tom E. Brewer
                                                  ------------------------------
                                                  Tom E. Brewer,
                                                  Senior Vice President, Finance

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                 Title                     Date
---------------------------------      --------------------     ----------------

(1)  Principal Executive Officer:


/s/ W August Hillenbrand               President and Chief
----------------------------             Executive Officer       April 7th, 1998
W August Hillenbrand


(2)  Principal Financial Officer:


/s/ Tom E. Brewer                      Senior Vice               April 7th, 1998
----------------------------              President, Finance
Tom E. Brewer


(3)  Controller or Principal
        Accounting Officer:

/s/ James D. VanDeVelde                Vice President and        April 7th, 1998
----------------------------              Controller
James D. VanDeVelde

(4)  A Majority of the Board
      of Directors

                                   )   */s/ Tom E. Brewer
Lawrence R. Burtschy*              )   Tom E. Brewer
Peter F. Coffaro*                  )   As Attorney-in-Fact for the indicated
Edward S. Davis*                   )   persons whose names appear opposite
Leonard Granoff*                   )   pursuant to a power of attorney
John C. Hancock*                   )   executed by such persons and
Daniel A. Hillenbrand*             )   contemporaneously filed with the
W August Hillenbrand*              )   Securities and Exchange Commission
George M. Hillenbrand II*          )
John A. Hillenbrand II*            )
Ray J. Hillenbrand*                )   April 7th, 1998












                                       S-2



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                                INDEX TO EXHIBITS


Exhibit No.                                 Description

5 Opinion of Mark R. Lindenmeyer as to the legality of the securities being registered

23.1                       Consent of Price Waterhouse LLP

23.2                       Consent of Mark R. Lindenmeyer (included as part of
                           Exhibit 5)

24                         Power of Attorney









                                       E-1